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                            CERTIFICATE OF CONVERSION

                         OF A LIMITED LIABILITY COMPANY

                                TO A CORPORATION

                  Pursuant to Section 265 of the General Corporation Law of the State of Delaware, it is hereby certified that:

                  1. The limited liability company Millennium Cell, LLC is formed under the laws of the State of Delaware.

                  2. The date the limited liability company Millennium Cell, LLC was first formed is December 17, 1998.

                  3. The name of the limited liability company immediately prior to the filing of this Certificate is Millennium Cell, LLC.

                  4. The name of the corporation into which the company shall be converted is Millennium Cell Inc.

                  The conversion herein certified has been approved in accordance with the provisions of Section 265 of the General Corporation Law of the State of Delaware.

Dated: April 19, 2000


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James L. Rawlings, Manager